Exhibit 5.1

Stradling Yocca Carlson & Rauth A Professional Corporation 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 949 725 4000 stradlinglaw.com

January 13, 2022

Verb Technology Company, Inc.

782 S. Auto Mall Drive

American Fork, Utah 84003

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the proposed offer and sale by Verb Technology Company, Inc., a Nevada corporation (the “Company”), of (i) Convertible Notes of the Company due 2023 in an aggregate principal amount of $6,300,000 (collectively, the “Notes”), which Notes are convertible into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock,” and the shares of Common Stock issuable upon conversion of the Notes, the “Conversion Shares”) pursuant to the terms of a Securities Purchase Agreement, dated January 12, 2022 (the “Note Purchase Agreement”), among the Company and each investor named therein (each, a “Note Investor” and collectively, the “Note Investors”), and (ii) up to $50,000,000 in newly issued shares of Common Stock (such shares, the “Equity Line Shares” and together with the Conversion Shares, the “Shares”) to be issued pursuant to an “equity line of credit” pursuant to the terms of a Common Stock Purchase Agreement, dated January 12, 2022 (the “Equity Purchase Agreement”), by and between the Company and Tumim Stone Capital, LLC (the “Equity Investor”). The Notes, the Conversion Shares and the Equity Line Shares are being offered and sold pursuant to (i) a currently effective shelf registration statement on Form S-3 (File No. 333-252167) that was originally filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on January 15, 2021 and declared effective by the Commission on January 22, 2021, as amended by that certain registration statement on Form S-3 (File No. 333-262132), which was filed under the Securities Act with the Commission on January 12, 2022 and declared immediately effective pursuant to Rule 462(b) under the Securities Act (as amended, the “Registration Statement”), (ii) the base prospectus contained in the Registration Statement (the “Base Prospectus”), and (iii) the prospectus supplement relating to the offerings filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”).

In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinion, we have relied upon the certificates of certain officers of the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Notes have been duly authorized by the Company. The Notes, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Prospectus and the Note Purchase Agreement, will be validly existing and legally binding obligations of the Company.

2. The Conversion Shares have been duly authorized by the Company. The Conversion Shares, when issued by the Company and delivered by the Company upon conversion of the Notes, in the manner contemplated by the Registration Statement, the Prospectus and the Notes, will be validly issued, fully paid and non-assessable.

Verb Technology Company, Inc. January 13, 2021 Page Two

3. The Equity Line Shares have been duly authorized by the Company. The Equity Line Shares, when issued and sold in the manner described in the Registration Statement, the Prospectus and the Equity Purchase Agreement, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to Chapter 78 of the Nevada Revised Statutes, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission as of the date hereof, and further consent to the use of our name under the caption entitled “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the offer and sale of the Notes and the Shares pursuant to the Registration Statement and the Prospectus, and may only be relied upon by you and by persons entitled by law to rely upon it pursuant to the applicable provisions of the federal securities laws. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

Stradling Yocca Carlson & Rauth, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.